Exhibit 99.2

PRESS STATEMENT

FOR IMMEDIATE DISTRIBUTION

June 25, 2020

VIRGINIA NATIONAL BANKSHARES CORPORATION ANNOUNCES CASH DIVIDEND

Charlottesville, VA –Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced today that on June 24, 2020, its Board of Directors declared a quarterly cash dividend of $0.30 per share to be paid on July 22, 2020 to shareholders of record as of July 8, 2020.  The quarterly cash dividend represents an annual yield to shareholders of approximately 4.80% based on the closing price of the Company’s common stock on June 24, 2020.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).  The Bank has four banking offices in Charlottesville and one in Winchester, and offers loan, deposit and treasury management services in Harrisonburg, Mechanicsville, Richmond and Roanoke, Virginia.  During the first quarter of 2020, the Bank entered into a lease for branch and office space in Richmond, Virginia.  The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services.  The Bank offers investment advisory services under the name of Sturman Wealth Advisors.  Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.”  Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:       Tara Y. Harrison, 434-817-8587